   As filed with the Securities and Exchange Commission on January 26, 1996
                                                      Registration No. 33-65517


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   FORM N-14
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



Pre-effective Amendment No. 1                  Post-effective Amendment No. ____



                        (Check appropriate box or boxes)


                             AIM EQUITY FUNDS, INC.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


                               11 Greenway Plaza
                                   Suite 1919
                               Houston, TX  77046
                 ----------------------------------------------
                    (Address of Principal Executive Offices)
                 Registrant's Telephone Number:  (713) 626-1919

Name and Address of Agent for Service:      Copy to:

CAROL F. RELIHAN, ESQUIRE                   MARTHA J. HAYS, ESQUIRE
A I M Advisors, Inc.                        Ballard Spahr Andrews & Ingersoll
11 Greenway Plaza                           1735 Market Street, 51st Floor
Suite 1919                                  Philadelphia, PA  19103
Houston, TX  77046

                                            CONRAD A. GOODKIND, ESQUIRE
                                            Quarles & Brady
                                            411 East Wisconsin Avenue
                                            Milwaukee, WI 53202

       Approximate Date of Proposed Public Offering: As soon as practicable after the Registration Statement becomes effective under the Securities Act of 1933.

       Registrant hereby elects to register an indefinite number of shares under the Securities Act of 1933 pursuant to Rule 24f-2 under the 1940 Act of 1940, and as a result, no filing fee is due. A Rule 24f-2 Notice was filed by Registrant on December 22, 1995.


       It is proposed that this filing will become effective on February 25, 1996 pursuant to Rule 488.

        Registrant hereby incorporates by reference herein its initial filing on Form N-14 dated December 29, 1995 (the "Initial Filing"), except that:

1. All references in the Initial Filing to the prospectus of Baird Capital Development Fund, Inc. dated January 31, 1995 are hereby replaced with reference to the Baird Capital Development Fund, Inc. dated January 22, 1996; and


2. Exhibit 14(a) and Exhibit 17(c) of Item 16 of Part C of the Initial Filing are restated as follows:


        14(a) Consent of Price Waterhouse LLP is hereby filed electronically as Exhibit 14(a).

        17(c) Prospectus of Baird Capital Development Fund, Inc. dated January 22, 1996 is filed herewith electronically as Exhibit 17(c).

                                   SIGNATURES


                  As required by the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed on behalf of the Registrant, in the City of Houston and State of Texas, on the 26th day of January, 1996.


                                        AIM EQUITY FUNDS, INC.

                                        By: /s/ Robert H. Graham
                                            -----------------------------------
                                            Robert H. Graham
                                            President and Director


                  As required by the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





          Signature                                         Title                             Date
          ---------                                         -----                             ----
/s/ Charles T. Bauer*                              Chairman and Director             January 26, 1996
-------------------------------
Charles T. Bauer

/s/ Robert H. Graham                               President and Director            January 26, 1996
-------------------------------                    (Principal Executive Officer)
Robert H. Graham

/s/ Bruce L. Crockett*                             Director                          January 26, 1996
-------------------------------
Bruce L. Crockett

/s/ Owen Daly II*                                  Director                          January 26, 1996
-------------------------------
Owen Daly II

/s/ Carl Frischling*                               Director                          January 26, 1996
--------------------------------
Carl Frischling

/s/ John F. Kroeger*                               Director                          January 26, 1996
-------------------------------
John F. Kroeger

/s/ Lewis F. Pennock*                              Director                          January 26, 1996
-------------------------------
Lewis F. Pennock

/s/ Ian W. Robinson*                               Director                          January 26, 1996
------------------------------
Ian W. Robinson

/s/ Louis S. Sklar*                                Director                          January 26, 1996
-------------------------------
Louis S. Sklar

/s/ John J. Arthur*                                Senior Vice President             January 26, 1996
-------------------------------                    and Treasurer
John J. Arthur                                     (Principal Financial
                                                   and Accounting Officer)



* By Robert H. Graham pursuant to Power of Attorney included on signature page of the Initial Filing.

                                EXHIBIT INDEX


        14(a) Consent of Price Waterhouse LLP is hereby filed electronically as Exhibit 14(a).

        17(c) Prospectus of Baird Capital Development Fund, Inc. dated January 22, 1996 is filed herewith electronically as Exhibit 17(c).